SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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                       Miller Industries, Inc.
(Name of Registrant as Specified in its Charter)

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8503 Hilltop Drive,
Ooltewah, Tennessee  37363
(423) 238-4171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Miller Industries, Inc. (the “Company”) will be held at 10:00 a.m. (Eastern Time), on Friday, May 24, 2002, at the Hilton Northeast Atlanta, 5993 Peachtree Industrial Boulevard, Norcross, Georgia  30092, for the following purposes:

    To elect five (5) directors to hold office for a term of one (1) year or until their successors are duly elected and qualified; and

    To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 16, 2002 are entitled to notice of and to vote at the Annual Meeting.  Your attention is directed to the Proxy Statement accompanying this notice for a complete statement regarding matters to be acted upon at the Annual Meeting.

By order of the Board of Directors, /s/ Frank Madonia Frank Madonia Secretary

Atlanta, Georgia
April 24, 2002

We urge you to attend the Annual Meeting.  Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope.  You may revoke the proxy at any time before it is voted.

MILLER INDUSTRIES, INC.
8503 Hilltop Drive,
Ooltewah, Tennessee  37363
(423) 238-4171

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Miller Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at the Hilton Northeast Atlanta, 5993 Peachtree Industrial Boulevard, Norcross, Georgia  30092, on Friday, May 24, 2002, at 10:00 a.m. (Eastern Time), and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders.  This proxy material was first mailed to shareholders on or about April 24, 2002.

A shareholder who signs and returns a proxy may revoke the same at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.  Unless revoked, the shares represented by the proxy will be voted at the Annual Meeting.  Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications.  If no specification is made, such shares will be voted FOR the election of the five director nominees and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting.  However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

Only holders of the Common Stock of the Company, $0.01 par value per share (the “Common Stock”), at the close of business on April 16, 2002 are entitled to vote at the Annual Meeting.  On such date, the Company had issued and outstanding 9,341,436 shares of Common Stock.  Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement.  Such solicitation will be made by mail, and also may be made by the Company’s executive officers or employees personally or by telephone or telegram.  The Company does not anticipate paying any compensation to any other party other than its regular employees for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2002, certain information with respect to (a) all shareholders known to be “beneficial owners” (as that term is defined in the rules of the Securities and Exchange Commission)  of more than five percent of the Common Stock; and (b) the Common Stock “beneficially owned” (i) by each director or nominee for director, (ii) by the executive officers named in the Summary Compensation Table and (iii) by all executive officers and directors of the Company as a group.  Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[1]

William G. Miller[2]	1,622,646[3]	17.4%
Jeffrey I. Badgley	84,301[4]	*
Frank Madonia	75,201[5]	*
J. Vincent Mish	54,826[6]	*
A. Russell Chandler, III	59,691[7]	*
Paul E. Drack	43,131[8]	*
Richard H. Roberts	41,331[9]	*
All Executive Officers and Directors as a Group (7 persons)	1,981,127[10]	20.6%

____________________________

*	Less than one percent
1.

The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable options and rights to acquire shares of Common Stock held by such person or group.

2.	Mr. Miller’s business address is Miller Industries, Inc., 3295 River Exchange Parkway, Suite 220, Norcross, Georgia 30092.
3.	Includes 109,288 shares held by the Miller Family Foundation, Inc., a Georgia non-profit corporation of which Mr. Miller is the sole director.
4.	Includes 60,986 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
5.	Includes 51,586 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
6.	Includes 39,211 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
7.	Includes 42,331 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
8.	Includes 42,331 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
9.	Includes 39,331 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.
10.	Includes 275,776 shares which are issuable pursuant to options which are exercisable within sixty days of the date set forth above.

PROPOSAL 1:  ELECTION OF DIRECTORS

Pursuant to the Company’s Charter and Bylaws, the Board has fixed the number of directors at six.  Under the terms of the Company’s Charter and Bylaws, the members of the Board of Directors comprise a single class and at each annual meeting of shareholders all directors will be elected.  The directors, if reelected, will serve until the annual meeting of shareholders in 2003.  The Board may fill directorships resulting from vacancies or may increase the number of directors to as many as fifteen or decrease such number to as few as three directors.  Executive officers are appointed annually and serve at the discretion of the Board of Directors.

Unless contrary instructions are received, shares of Common Stock represented by duly executed proxies will be voted in favor of the election of the five nominees named below to constitute the entire Board.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board of Directors of the Company may propose, but in not event will the proxy be voted for more than five nominees.  The Board of Directors has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration.

The nominees for election shall be elected by a plurality of the votes cast by holders of the shares of Common Stock entitled to vote at the Annual Meeting.  Shareholders have no right to vote cumulatively for directors, but rather each shareholder shall have one vote for each director for each share of Common Stock held by such shareholder.

The following persons are the nominees for election to serve as directors.  All five nominees are presently directors of the Company.  Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.  The Board has not named a sixth nominee for director, which will result in one vacancy on the Board until the Board names an additional nominee or reduces the size of the Board to five members.

Name of Director	Background Information
Jeffrey I. Badgley

Mr. Badgley, 50, has served as Chief Executive Officer of the Company since November 1997, as President of the Company since June 1996 and as a director since January 1996.  In June 1997, he was named Co-Chief Executive Officer of the Company, a title he shared with Mr. Miller until November 1997.  Mr. Badgley served as Vice President of the Company from 1994 to 1996, and as Chief Operating Officer of the Company from June 1996 to June 1997.  In addition, Mr. Badgley has served as President of Miller Industries Towing Equipment Inc. since 1996.  Mr. Badgley served as Vice President—Sales of Miller Industries Towing Equipment Inc. from 1988 to 1996.  He previously served as Vice President—Sales and Marketing of Challenger Wrecker Corporation (“Challenger Wrecker”), from 1982 until joining Miller Industries Towing Equipment Inc.

A. Russell Chandler, III

Mr. Chandler, 57, has served as a director of the Company since April 1994.  He currently serves as Chairman of CNP Technologies, Inc., a company that builds technology plantforms, and is founder and Chairman of Whitehall Group Ltd., a private investment firm based in Atlanta, Georgia.  Mr. Chandler served as the Mayor of the Olympic Village for the Atlanta Committee for the Olympic Games from 1990 through August 1996.  From 1987 to 1993, he served as Chairman of United Plastic Films, Inc., a manufacturer and distributor of plastic bags.  He founded Qualicare, Inc., a hospital management company, in 1972 and served as President and Chief Executive Officer until its sale in 1983.

Paul E. Drack

Mr. Drack, 73, has served as a director of the Company since April 1994.  Mr. Drack is also a director of Euramax International PLC.  Mr. Drack retired in December 1993 as President and Chief Operating Officer of AMAX Inc., positions he held since August 1991.  From 1985 to 1991, Mr. Drack served in various capacities for operating subsidiaries of AMAX Inc. including Chairman, President and Chief Executive Officer of Alumax Inc. and President of Kawneer

Company. He was a director of AMAX Inc. from 1988 to 1993. Prior to its acquisition by Cyprus Minerals in November 1993, AMAX Inc. was a producer of aluminum and manufactured aluminum products with interests in domestic energy and gold production.
William G. Miller

Mr. Miller, 55, has served as Chairman of the Board since April 1994.  In January 2002, Mr. Miller became the Chief Executive Officer of Team Sports Entertainment, Inc., as well as Team Sports Entertainment’s subsidiary, Team Racing Auto Circuit.  Mr. Miller served as Chief Executive Officer of the Company from April 1994 until June 1997.  In June 1997, he was named Co-Chief Executive Officer, a title he shared with the Company’s President, Jeffrey I. Badgley until November 1997.  Mr. Miller also served as President of the Company from April 1994 to June 1996.  He served as Chairman of Miller Group, Inc., from August 1990 through May 1994, as its President from August 1990 to March 1993, and as its Chief Executive Officer from March 1993 until May 1994.  Prior to 1987, Mr. Miller served in various management positions for Bendix Corporation, Neptune International Corporation, Wheelabrator-Frye Inc. and The Signal Companies, Inc.

Richard H. Roberts

Mr. Roberts, 47, has served as a director of the Company since April 1994.  Mr. Roberts currently serves as Senior Vice President, Secretary and General Counsel of Forward Air Corporation,  a position he has held since August, 1994.  He also holds similar positions with Landair Corporation which he has held since September, 1998.  Mr. Roberts was partner in the law firm of Baker, Worthington, Crossley & Stansberry, counsel to the Company, from January 1991 to August 1994 and prior thereto was an associate of the firm.  Mr. Roberts has served as a director of Landair Services, Inc. since May 1995.

The Board of Directors held six meetings during the eight months ended December 31, 2001 (the “Transition Period”).  The Board of Directors has standing Audit, Compensation and Nominating Committees.  The Audit Committee is comprised of Messrs. Chandler, Drack and Roberts.  The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures.  The report of the Audit Committee is included in this proxy statement beginning on page 9.  The Audit Committee held three meetings during the Transition Period.

The purpose of the Compensation Committee is to establish, among other things, salaries, bonuses and other compensation for the Company’s officers, and to administer the Company’s stock option and other employee benefit plans.  Messrs. Chandler, Drack and Roberts comprise the Compensation Committee.  The Compensation Committee held two meetings during the Transition Period.

The Nominating Committee is comprised of Messrs. Chandler, Drack and Miller.  The Nominating Committee was established to evaluate candidates for service as directors to the Company.  The Nominating Committee held one meeting during the Transition Period.  The Nominating Committee will consider candidates recommended by shareholders.  Shareholder recommendations must comply with the procedures for nominations set forth in Article I, Section 1.2, of the Company’s Bylaws.

All incumbent directors attended more than 75% of the meetings of the Board of Directors and the respective committees of which they are members.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information for the eight month Transition Period (noted as “Trans. Per.”) and each of the last three fiscal years of the Company concerning compensation paid by the Company and its subsidiaries to the Company’s Chief Executive Officer and to each of the Company’s other most highly compensated executive officers as of the end of the eight month Transition Period who earned in excess of $100,000 in salary and bonus during the Transition Period (collectively, the “Named Executive Officers”).

		Annual Compensation(1)	Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)
William G. Miller	Trans. Per.	$ 120,000	-	-	-
Chairman	2001	180,000	-	-	-
	2000	180,000	-	-	-
	1999	180,000	-	-	-

Jeffrey I. Badgley	Trans. Per.	184,133	-	8,000	$ 1,726(3)
President and Chief Executive	2001	266,667	-	-	8,928(5)
Officer	2000	245,833	-	16,000	1,424(3)
	1999	191,667	60,000(2)	120,000(4)	1,653(3)

Frank Madonia	Trans. Per.	130,800	-	5,000	1,308(3)
Executive Vice President, Secretary	2001	191,667	-	-	6,628(3)(6)
and General Counsel	2000	178,333	-	12,000	1,762(3)
	1999	145,625	48,333(2)	90,000(4)	1,592(3)

J. Vincent Mish	Trans. Per.	117,467	-	5,000	1,067(3)
Vice President, Chief Financial	2001	163,333	30,000	-	6,222(3)(7)
Officer and President of the	2000	153,333	-	12,000	1,312(3)
Financial Services Group	1999	120,000	48,333(2)	7,500	1,205(3)

_______________________

(1)	Excludes perquisites and other personal benefits aggregating less than $50,000 or 10% of the named executive officer’s annual salary and bonus.
(2)	Bonus awards consist entirely of amounts earned in previous fiscal years which are paid incrementally to the executive officer in the year noted in accordance with the Company’s bonus plan.
(3)	Consists of a matching contribution made to the executive’s account in the Company’s 401(k) Plan.
(4)

Issued in connection with employment agreements entered into in September 1998, as further described under the heading “Employment Contracts, Termination of Employment, Severance and Change-in-Control Arrangements” below.

(5)

Mr. Badgley’s other compensation includes $6,250 received from the sale of 125,000 out of the money options to the Company at a purchase price of $0.05 per option and a $2,678 matching contribution to Mr. Badgley’s account in the Company’s 401(k) Plan.

(6)

Mr. Madonia’s other compensation includes $4,700 received from the sale of 94,000 out of the money options to the Company at a purchase price of $0.05 per option and a $1,928 matching contribution to Mr. Madonia’s account in the Company’s 401(k) Plan.

(7)

Mr. Mish’s other compensation includes $4,700 received from the sale of 94,000 out of the money options to the Company at a purchase price of $0.05 per option and a $1,522 matching contribution to Mr. Mish’s account in the Company’s 401(k) Plan.

Option Grants in the Transition Period

The following table sets forth information with respect to stock options granted to the Company’s named executive officers during the eight month Transition Period.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2) 5% 10%
Name	# of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price	Expiration Date

William G. Miller	-	0%	-	-	-	-
Jeffrey I. Badgley	8,000	5.78	$ 3.05	12/7/11	$ 15,345	$ 38,887
Frank Madonia	5,000	3.61	3.05	12/7/11	9,591	24,305
J. Vincent Mish	5,000	3.61	3.05	12/7/11	9,591	24,305

____________________________

(1)	The total number of options granted to employees during the Transition Period was 138,395.
(2)

The “Potential Realizable Value” is disclosed in response to SEC regulations that require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of the Company’s Common Stock or of the stock price. Amounts are calculated at 5% and 10% assumed appreciation of the value of the Common Stock (compounded annually over the option term) and are not intended to forecast actual expected future appreciation, if any, of the Common Stock. The potential realizable value to the optionee is the difference between the exercise price and the appreciated stock price at the assumed annual rates of appreciation multiplied by the number of shares underlying the options.

Option Values at End of Eight Month Transition Period

The following table summarizes certain information regarding option values of the Named Executive Officers as of the end of the eight month Transition Period.  The Named Executive Officers did not exercise any options during the eight month Transition Period.

Name	No. of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End(1)

	Exercisable	Unexercisable	Exercisable	Unexercisable

William G. Miller	-	-	-	-
Jeffrey I. Badgley	60,986	15,600	0	$ 960
Frank Madonia	51,586	10,700	0	600
J. Vincent Mish	39,211	6,575	0	600

__________________________

(1)

As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options for the Common Stock is calculated based on the closing sale price on the New York Stock Exchange as of December 31, 2001, which was $3.17 per share.

Employment Contracts, Termination of Employment, Severance and Change-in-Control Arrangements

In September 1998, the Company entered into employment agreements with Messrs. Badgley and Madonia.  Each employment agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years.  However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date.  The employment agreements provide for base salaries of $200,000 to Mr. Badgley, and $165,000 to Mr. Madonia, each subject to annual review by the Board of Directors.  Additionally, each individual may participate in any bonus plans or other benefits generally available to executive officers of the Company.  The Company may terminate Messrs. Badgley or Madonia pursuant to their respective employment agreements for any reason upon written notice.  However, if termination is for other than “just cause” (as defined in the employment agreements), 100% of the terminated individual’s options on Company stock granted pursuant to the Company’s Stock Option and Incentive Plan will vest and become immediately exercisable, and the Company must pay the terminated individual his current base salary plus bonuses and health and life insurance benefits for a period of three years, or until the end of the term of the employment agreement, whichever is shorter.  Finally, each employment agreement also provides for non-competition and confidentiality during employment and for a period ending two years from termination or expiration of the employment agreement (or one year if termination occurs pursuant to a change in control as defined in each individual’s change in control agreement described below).

In September 1998, the Company entered into change in control agreements with Messrs. Badgley and Madonia.  Each change in control agreement provides for a rolling three-year term, extended automatically each day for an additional day such that the remaining term of each employment agreement is three years.  However, on each individual’s 62nd birthday, the employment agreement ceases to extend automatically, and instead terminates three years from that date.  Upon termination within 6 months prior to or 2 years after a change in control (as defined in each respective change in control agreement), Messrs. Badgley and Madonia are entitled to payment of then current salary, plus bonuses and incentives, and health and life insurance coverage for a period of three years following termination.

In July 1997, the Company entered into an employment agreement with Mr. Miller which provides for a base salary as agreed to by the Company and Mr. Miller from time to time, but which shall in any event be substantially the same as the base salary of the Chief Executive Officer of the Company unless Mr. Miller agrees to accept a lower salary.  Mr. Miller also receives certain insurance and other benefits as are generally provided by the Company to its executive employees.  Mr. Miller's employment agreement is for an indeterminate term and allows Mr. Miller to pursue other business related interests as long as they do not interfere with his duties for the Company.  Employment may be terminated by either party upon three years written notice or for “cause,” as defined in the employment agreement.  The agreement also provides for non-competition by Mr. Miller for a period ending three years from termination of the agreement if the agreement is terminated by breach of Mr. Miller.

Compensation of Directors

The members of the Board of Directors who are employees of the Company do not receive additional compensation for Board or committee service.  Upon initial election to the Board, each non-employee director is granted an option to purchase 2,000 shares of Common Stock as of the date of becoming a director.  In addition, on the first business day following each annual meeting of shareholders, each non-employee director receives an option to purchase a number of shares of the Company's Common Stock equal to $32,500 divided by the Black-Scholes value (as established by the Company's independent accountant) of an option to purchase one such share, and up to 400 additional shares based upon the earnings of the Company.  Messrs. Chandler, Drack and Roberts were granted 12,200 options each on September 25, 2001.

Compensation Committee Interlocks and Insider Participation

During the Transition Period, the Compensation Committee was comprised of Messrs. Chandler, Drack and Roberts, all of whom were non-employee directors.

Compensation Committee Report on Executive Compensation

Overview.  The Company’s general compensation policies on executive officer compensation are administered by the Compensation Committee (the “Committee”) of the Board of Directors; however, the Committee submits its determinations to the full Board for its comments and concurrence.  All members of the Committee are non-employee directors.  It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual cash bonus awards and stock option grants, except with respect to the Chairman, who declined any stock option award in the Transition Period as has been his custom in previous fiscal years.  In addition to the Committee’s determinations on base salary and bonus award, the Committee administers the Company’s 1994 stock option plan (“1994 Plan”) and recommends to the Board of Directors the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company’s financial performance, its annual budget, its position within its industry sectors and the compensation policies of similar companies in its business sectors.  The Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise.  Such qualitative factors as leadership skills, analytical skills, organization development, public affairs and civic involvement are deemed to be important qualitative factors to take into account in considering levels of compensation.  No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

Option Grants.  The Company uses grants of options to better align the interests of the Company’s officers and employees with the long-term interests of the Company and its shareholders.  All options for the purchase of 500 or more shares generally vest in four equal annual installments, and all options for the purchase of fewer than 500 shares vest in two equal annual installments.  All options are exercisable until the tenth anniversary of the grant date unless otherwise earlier terminated pursuant to the terms of the individual option agreement.  The Committee strongly believes it is important for the non-executive officer employees of the Company to have a long-term equity interest in the Company.  During the Transition Period, the Company granted an aggregate of 138,395 options to employees and executive officers under the 1994 Plan.  18,000 options were granted to the named executive officers.

Salaries.  During the Transition Period, the Committee reviewed the salaries of all executive officers and the established levels of participation of those officers in the Company’s Cash Bonus Plan and the 1994 Plan.  In its review, the Committee discussed the performance of the executive officers with the Chief Executive Officer and further considered the compensation packages, employment agreements (as applicable) and existing stock options (as applicable) of each officer and of the Chief Executive Officer.  The Committee’s review of executive officer compensation included consideration of individual performance and contribution to the Company, a comparison to compensation paid to executive officers in companies of similar size in related industries, the financial performance of the Company, and other factors the Committee believed were relevant in making its determination.

Employment Agreements.  As a result of an executive compensation study conducted during fiscal 1999 by the Compensation Committee with the assistance of an independent consulting firm specializing in these matters, the Company began the incremental process of increasing the compensation of its executive officers by entering into the employment agreements described under “Employment Contracts, Termination of Employment, Severance and Change in Control Arrangements”, providing for the salary increases and the option grants reflected in such agreements.  Each of Messrs. Badgley, Miller and Madonia is a party to an employment agreement with the Company or a subsidiary of the Company, which is described under “Employment Contracts, Termination of Employment, Severance and Change-in-Control Arrangements.”

Federal Income Tax Deductibility Limitation on Executive Compensation.  Section 162(m) of the Internal Revenue Code was enacted as part of the 1993 Omnibus Budget Reconciliation Act (“OBRA”) and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company’s Chief Executive Officer or any other of the four highest compensated officers.  The Committee continues to analyze the potential impact of this limitation.  Under the regulations and the transition rules, executive compensation pursuant to the 1994 Plan should be qualifying “performance based” compensation and therefore be excluded from the $1,000,000 limit.  Other forms of compensation provided by the Company, however, including base salary and amounts awarded under the Cash Bonus Plan, are not excluded from the limit.  The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation.  In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to constitute qualifying as performance based compensation under Section 162(m).

Paul E. Drack
A. Russell Chandler, III
Richard H. Roberts

Audit Committee Report

The Company’s Audit Committee is comprised of three independent members, as required by applicable listing standards of the New York Stock Exchange.  The Audit Committee acts pursuant to a written charter adopted and approved by the board of directors in March 2000.  The Company’s management is responsible for its internal accounting controls and the financial reporting process.   The Company’s independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and the independent accountants.  In addition, the Audit Committee has discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect.  In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence.  The Audit Committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining such accountants’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Transition Report on Form 10-K for the eight months ended December 31, 2001 for filing with the Securities and  Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Paul E. Drack
A. Russell Chandler, III
Richard H. Roberts

Independent Public Accountants

The Company engaged PricewaterhouseCoopers LLP as its principal accountants and dismissed its former principal accountants, Arthur Andersen LLP, effective November 30, 2001.  The decision to change accountants was approved by the Audit Committee of the Company on November 30, 2001.  Neither of the reports of the former principal accountants on the financial statements of the Company for the past two fiscal years contained an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope, or accounting principle.

In connection with its audits for the two most recent fiscal years of the Company and the subsequent interim period through November 30, 2001, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused them to make reference to the subject matter of the disagreements in their reports for such fiscal years.

During the Company's two most recent fiscal years and the subsequent interim period through November 30, 2001, the Company did not consult PricewaterhouseCoopers LLP regarding any matter requiring disclosure under Regulation S-K, Item 304(a)(2).

The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company’s independent public accountants.  The Board appointed PricewaterhouseCoopers LLP, to serve as such accountants for the current fiscal year.  Such appointment is not subject to ratification or other vote by the shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

PricewaterhouseCoopers LLP and Arthur Andersen LLP billed the Company aggregate fees of $237,475 for professional services rendered for the audit of financial statements for the Transition Period, and the reviews of financial statements included in Forms 10-Q filed during the Transition Period.

All Other Fees

PricewaterhouseCoopers LLP did not provide other services to the Company during the Transition Period.  The Company did not engage PricewaterhouseCoopers LLP during the Transition Period for management information system services.

The Audit Committee has considered whether the provision of other services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Performance Graph

The following line graph compares the percentage change in the cumulative shareholder return of the Common Stock with The New York Stock Exchange Composite Index and the Standard & Poor’s Heavy Duty Trucks and Parts Index over the period of time from April 30, 1996 through December 31, 2001.  The respective returns assume reinvestment of dividends paid.

	4/30/96	4/30/97	4/30/98	4/30/99	4/28/00	4/30/01	12/31/01
Miller Industries, Inc.	100	128	85	54	37	8	7
NYSE Composite Index	100	119	164	181	184	181	168
S&P Heavy Duty Trucks & Parts	100	124	194	221	169	160	206

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission, The New York Stock Exchange and the Company.  Messrs. Badgley, Madonia and Mish inadvertently failed to file Form 5s for the fiscal years ended 1998, 1999 and 2000 reflecting the grants to them of options described in “Executive Compensation – Summary Compensation Table” above.  Messrs. Drack, Chandler and Roberts inadvertently failed to file Form 5s for the fiscal years ended 1998, 1999 and 2000 reflecting the grants to them of the annual options described in “Executive Compensation – Compensation of Directors” above.  All such option grants were disclosed in prior years’ proxy statements.

DEADLINES FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS
TO BE PRESENTED AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS

Any proposal intended to be presented for action at the 2003 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 21, 2002 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2002 Annual Meeting of Shareholders.  In the event that a proposal intended to be presented for action at the 2002 Annual Meeting of Shareholders by any shareholder of the Company is not received by the Secretary of the Company on or before March 6, 2003, then the management proxies would be allowed to use their discretionary voting authority if the proposal is raised at the annual meeting, whether or not the matter is discussed in the Proxy Statement.  Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission at the time in effect.

METHOD OF COUNTING VOTES

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card.  Abstentions and “non-votes” will be counted for the purposes of determining a quorum.  Abstentions and non-votes are treated as votes against the proposals presented to the shareholders other than the election of directors.  Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election.  A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxies promptly.

A COPY OF THE COMPANY’S TRANSITION REPORT ON FORM 10-K FOR THE TRANSITION PERIOD ENDED DECEMBER 31, 2001 IS INCLUDED WITHIN THE TRANSITION REPORT PREVIOUSLY MAILED TO SHAREHOLDERS.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST UPON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.  REQUESTS SHOULD BE MADE IN WRITING TO FRANK MADONIA, EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, MILLER INDUSTRIES, INC., 8503 HILLTOP DRIVE, OOLTEWAH, TENNESSEE  37363.

MILLER INDUSTRIES, INC.

This Proxy is Solicited by the Board of Directors for the Annual Meeting of
Shareholders to be Held on Friday, May 24, 2002

PROXY

The undersigned shareholder of Miller Industries, Inc. hereby constitutes and appoints William G. Miller and Frank Madonia, or either of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Miller Industries, Inc., at the Annual Meeting of the Shareholders to be held at the Hilton Northeast Atlanta, 5993 Peachtree Industrial Boulevard, Norcross, Georgia  30092, on Friday, the 24th day of May, 2002, at 10:00 a.m., and at any and all adjournments thereof as follows:

        (1)   ☐    FOR   all of the following nominees for director (except as marked to the contrary below):

                        NOMINEES:  Jeffrey I. Badgley, A. Russell Chandler, III, Paul E. Drack, William G. Miller and
                        Richard H. Roberts.

                ☐   WITHHOLD AUTHORITY to vote for all nominees listed.

                        (Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                        _______________________________________

                        _______________________________________

                        _______________________________________

                        _______________________________________

                        _______________________________________

        (2)   For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 24, 2002 and the Proxy Statement furnished therewith.

Dated and signed ____ ____________________, 2002

____________________________________________

____________________________________________

(Signature should agree with the name(s) hereon.  Executors, administrators, trustees, guardians and attorneys should so indicate when signing.  For joint accounts each owner should sign.  Corporations should sign their full corporate name by a duly authorized officer.)

This proxy is revocable at or at any time prior to the meeting.  Please sign and return this proxy to SunTrust Bank, Atlanta, P.O. Box 105649, Atlanta, Georgia 30348-9923, in the accompanying prepaid envelope.